PATRIARCH INC.
                        2711 Centerville Road, Suite 400
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                              Wilmington, Delaware
                                      19808

October 8, 2003

Klondike Bay Resources
326 Penman Avenue
Garson, Ontario
P3L 1S5

Dear Mr. Loney:

Re:Manchester South Property - Option Extension Agreement dated November 4, 2002
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Claims S 1246249 - 1246253,
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Sudbury Mining District, Ontario, Canada ( the"Property")

Dear Sirs,

Further to our recent discussions, we hereby confirm our agreement to amend the terms of our Option Extension Agreement dated November 4, 2002 concerning the Manchester South property (the "Property") as follows:

          1. You hereby confirm that we have previously spent $5,000 on exploration of the Property and have forwarded an additional $2,000 to complete the current geochemical sampling program on the Property;

          2. Upon execution of this amending agreement, we will pay you an additional $1,000 in cash and commit to completing the current geochemical sampling program on the Property by November 15, 2003;

          3. We hereby mutually agree that the Option Extension Agreement of November 4, 2002 attached herewith as Schedule "A" is extended further by one year by deleting the reference in line 6 - 10 in the main body of the Option Extension Agreement which reads:

deleting the reference to "December 31, 2002" in section 2.1(B) and inserting "December 31, 2003" and further by deleting the reference to "December 31, 2003 in section 2.1(C) and inserting "December 31, 2004", and further by deleting the reference to "December 31, 2002 in section 2.1(C) and inserting "December 31, 2003". The remainder of the Agreement shall remain in full force and effect.

And replacing with:

deleting the reference to "December 31, 2002" in section 2.1(B) and inserting "December 31, 2004" and further by deleting the reference to "December 31, 2003 in section 2.1(C) and inserting "December 31, 2005", and further by deleting the reference to "December 31, 2002 in section 2.1(C) and inserting "December 31, 2004". The remainder of the Agreement shall remain in full force and effect.

          4. All funds referred to above are in United States currency.

Yours truly,
PATRIARCH INC.

Per:

Strato Malamas
President

The above is hereby confirmed and agreed as of the date first above written.



Terry Loney